UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 5, 2013

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland		21202

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(410) 539-0000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
   240.13e-4(c))

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

Legg Mason & Co., LLC and Western Asset Management Company are changing vendors for the administration of the Legg Mason Common Stock Fund in the Legg Mason Profit Sharing and 401(k) Plan and Trust and the Western Asset Management 401(k) Plan and Trust (the "Plans"). To facilitate the change, there will be a blackout period for transactions in the Legg Mason Common Stock Fund with and within the Plans. Effective at the market close on October 7, 2013, the Plan transactions that will be restricted or prevented are making fund transfers into or out of the Legg Mason Common Stock Fund; changing how future contributions are to be invested in the Legg Mason Common Stock Fund; and requesting a loan, distribution, or a withdrawal for any balances held by Plan participants in the Legg Mason Common Stock Fund. The blackout period affects only the Legg Mason Common Stock Fund, not any other investment alternative available under the Plans. During the Plans blackout period beginning at the market close on October 7, 2013, executive officers and directors of Legg Mason, Inc. ("Legg Mason") will be restricted from effecting any transactions in Legg Mason common stock.

The blackout period will begin as set forth above and is expected to end during the week of October 14, 2013. During the week of October 14, 2013, any director or executive officer of Legg Mason who would like to be informed of the actual termination date of the Plan blackout period should contact Legg Mason's General Counsel. During the blackout period and for a period of two years after the ending date of the blackout period, a security holder or other interested person may obtain, without charge, the actual ending date of the blackout period by sending a written request to the Human Resources Department, Legg Mason, Inc., 100 International Drive, Baltimore, MD 21202.

For further information regarding the blackout period, please contact Brian Becker at Legg Mason, Inc., 100 International Drive, Baltimore, MD 21202 or 410-539-0000.

Legg Mason received the notices required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974 (29 U.S.C. 1021 (i)(2)(E)) on September 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC. (Registrant)

Date: September 5, 2013	By:	/s/ Thomas C. Merchant

Thomas C. Merchant Executive Vice President and General Counsel

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